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                                                                    Exhibit 15

                           RESTRICTED STOCK AGREEMENT
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               This RESTRICTED STOCK AGREEMENT (this "Agreement"), dated as of the 17th day of February, 2000, (the "Date of Grant") is entered into by and between Prism Financial Corporation (the "Company"), and Richard L. Wellek, a director of the Company (the "Grantee").

                                    RECITALS
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               WHEREAS, the Company's Board of Directors has determined to make a grant of restricted stock ("Restricted Stock") to the Grantee pursuant to the Company's 1999 Omnibus Stock Incentive Plan (the "Plan").

               THEREFORE, the parties agree as follows:

               In consideration of the Recitals and the following mutual covenants, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Grantee is hereby granted shares of Restricted Stock (the "Stock Grant") on the date hereof subject to the terms and conditions set forth herein.

               Any capitalized terms not defined herein shall have their respective meanings set forth in the Plan.

               1.      Grant of Restricted Stock.
                       --------------------------

               The Grantee is entitled to 3,147 shares of the Company's common stock, par value $.01 per share (the "Stock"), pursuant to the terms and conditions of this Agreement (the "Restricted Stock").

               2.      Restrictions and Restricted Period.
                       -----------------------------------

               a. Restrictions. Shares of Restricted Stock granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of and shall be subject to a risk of forfeiture as described in Paragraph 4 below until the lapse of the Restricted Period (as defined below).

                    1. Restricted Period. Unless the Restricted Period is previously terminated pursuant to Paragraph 4 of this Agreement, the restrictions set forth above shall lapse and the Restricted Stock shall become fully and freely transferable (provided, that such transfer is otherwise in accordance with federal and state securities laws) and non-forfeitable as to one hundred percent (100%) of the shares of Restricted Stock as of the date Grantee ceases to serve as a member of the Board (the "Restricted Period").

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                    3. Rights of a Stockholder. From and after the Date of Grant and for so long as the Restricted Stock is held by or for the benefit of the Grantee, the Grantee shall have all the rights of a stockholder of the Company with respect to the Restricted Stock, including but not limited to the right to receive dividends and the right to vote such shares.

                    4. Dividends. Dividends paid on Restricted Stock shall be paid at the dividend payment date, or be deferred for payment to such date as determined by the Board, in cash or shares of unrestricted Stock having a fair market value equal to the amount of such dividends as determined by the Board of Directors. Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

                    5. Adjustment for Stock Split. All references to the number of Shares and the purchase price of the Shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, stock split, merger, reorganization, consolidation, recapitalization, or other similar change affecting the Common Stock which may be made by the Company after the date of this Agreement.

                    6. Certificates. Restricted Stock granted herein may be evidence in such manner as the Board shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, then such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificate.

                    7. Legends. The share certificate or certificates evidencing the Shares issued hereunder shall be endorsed with the following legend (in addition to any other legend or legends required under applicable Federal and state securities laws):

        THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

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                    8. Notices. All notices and other communications under this
Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties named below:

        If to Company:       Prism Financial Corporation
                             Prism Center
                             440 North Orleans
                             Chicago, IL  60610
                             Attn:  Corporate Secretary
                             Facsimile:  312-494-0082

        with a copy to:      Skadden, Arps, Slate, Meagher & Flom (Illinois)
                             333 West Wacker Drive
                             Chicago, IL 60606-1285
                             Attn: Rodd M. Schreiber
                             Facsimile: 312-407-0411


        If to the Grantee:   Richard L. Wellek
                             2587 Stowe Court
                             Northbrook, IL 60062
                             Facsimile: 847-480-1795

Either party hereto may change such party's address for notices by notice duly given pursuant hereto.

                    9. Failure to Enforce Not a Waiver. The failure of the Company or the Grantee to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

                    10. Survival of Terms. This Agreement shall apply to and bind Grantee and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

                    11. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

                    12. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties.

                    13. Agreement Not a Service Contract. Neither the Stock Grant, this Agreement nor any other action taken pursuant to this Agreement shall constitute or be evidence of any

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agreement or understanding, express or implied, that the Grantee has a right to continue to provide services as a director of the Company or any Parent Subsidiary or affiliate of the Company for any period of time or at any specific rate of compensation (if any).

                    14. Section 83(b) Election. The Grantee hereby acknowledges that he has been informed that, with respect to the Stock Grant of Restricted Shares, an election may be filed by the Grantee with the Internal Revenue Service, within 30 days of the Date of Grant, electing pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the Restricted Stock on the Date of Grant.

                   THE GRANTEE ACKNOWLEDGES THAT IT IS THE GRANTEE'S SOLE RESPONSIBILITY AND NOT THE COMPANY'S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF THE GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON THE GRANTEE'S BEHALF.

                    15. Representations. Grantee has reviewed with his own tax advisors the Federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Grantee understands that he (and not the Company) shall be responsible for any tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

                    16. Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof.

                    17. Termination of this Agreement. Upon termination of this Agreement, all rights of the Grantee hereunder shall cease.

                    18. Authority of the Board. The Board shall have full authority to interpret and construe the terms of this Agreement. The determination of the Board as to any such matter of interpretation or construction shall be final, binding and conclusive.

                    19. Dispute Resolution. The parties hereto will use their reasonable best efforts to resolve any dispute hereunder through good faith negotiations. A party hereto must submit a written notice to any other party to whom such dispute pertains, and any such dispute that cannot be resolved within 30 calendar days of receipt of such notice (or such other period to which the parties may agree) will be submitted to an arbitrator selected by mutual agreement of the parties. In the event that, within 50 days of the written notice referred to in the preceding sentence, a single arbitrator has not been selected by mutual agreement of the parties, a panel of arbitrators (with each party to the dispute being entitled to select one arbitrator and, if necessary to prevent the possibility of deadlock, one additional arbitrator being selected by such arbitrators selected by the parties to the dispute) shall be selected by the parties. Except as otherwise provided herein or as the parties to the

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dispute may otherwise agree, such arbitration will be conducted in accordance with the then existing rules of the American Arbitration Association. The decision of the arbitrator or arbitrators, or of a majority thereof, as the case may be, made in writing will be final and binding upon the parties hereto as to the questions submitted, and the parties will abide by and comply with such decision; provided, however, the arbitrator or arbitrators, as the case may be, shall not be empowered to award punitive damages. Unless the decision of the arbitrator or arbitrators, as the case may be, provides for a different allocation of costs and expenses determined by the arbitrators to be equitable under the circumstances, the prevailing party or parties in any arbitration will be entitled to recover all reasonable fees (including but not limited to attorneys' fees) and expenses incurred by it or them in connection with such arbitration from the nonprevailing party or parties.

               Grantee represents that he has read this Agreement and is familiar with its terms and provisions. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Agreement.


               IN WITNESS WHEREOF, this Agreement is deemed made as of the date first set forth above.


GRANTEE:                                    PRISM FINANCIAL CORPORATION:

/s/ Richard L. Wellek                       /s/ Mark A. Filler
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Signature                                   By

Richard L. Wellek                           President & CEO
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Print Name                                  Title

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Social Security Number


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Residence Address

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